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                                                                       EXHIBIT 5

                      [BORG-WARNER AUTOMOTIVE LETTERHEAD]

                                                                January 21, 1999

Borg-Warner Automotive, Inc.
200 South Michigan Avenue
Chicago, IL 60604

     Re:  Borg-Warner Automotive, Inc.
          Shares of Common Stock Issued in Connection with the Registration Statement on Form S-4 dated January 21, 1999 (the "Registration Statement")

Ladies and Gentlemen:

     I am Vice President and General Counsel of Borg-Warner Automotive, Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with the Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), relating to the issuance of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") in accordance with the Agreement and Plan of Merger dated December 17, 1998 (the "Agreement"), by and among the Company, BWA Merger Corp. and Kuhlman Corporation. All terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     I have reviewed the Registration Statement. I, or attorneys acting under my supervision and control, have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.

     I am a member of the Bar of the State of Illinois. I call your attention to the fact that, in rendering this opinion, I am expressing my view only as to the laws of the State of Illinois, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

     On the basis of the foregoing and in reliance thereon, I am of the opinion that, when the Registration Statement has become effective under the 1933 Act, and the shares have been duly issued and delivered as contemplated by the Agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading of "Legal Opinions" in the Proxy Statement/Prospectus. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                              Very truly yours,
                                              /s/ LAURENE H. HORISZNY
                                              ----------------------------------
                                              Laurene H. Horiszny